Exhibit (a)(1)(B)

LETTER TO THE DEPOSITORY TRUST COMPANY PARTICIPANTS

OFFER TO EXCHANGE

Up to 200,000,000 Shares of Common Stock for

Outstanding Depositary Shares Representing Interests in the Series of Preferred Stock Described Below

Pursuant to the Offer to Exchange dated May 28, 2009

THE EXCHANGE OFFER (AS DEFINED BELOW) AND RELATED WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 24, 2009, UNLESS EXTENDED OR TERMINATED BY THE COMPANY (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”).

To The Depository Trust Company Participants:

We are enclosing herewith the documents listed below relating to the offer by Bank of America Corporation (“Bank of America” or the “Company”) to exchange up to 200,000,000 shares (the “Maximum Aggregate Consideration”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for outstanding depositary shares (the “Depositary Shares”), representing fractional interests in shares of the series of the Company’s preferred stock (the “Preferred Stock”) listed in the table below (the “Exchange Offer”). If the aggregate number of shares of Common Stock issuable in exchange for Depositary Shares that are validly tendered and not properly withdrawn as of the Expiration Date exceeds the Maximum Aggregate Consideration, the Company will accept for exchange that number of Depositary Shares that does not result in a number of shares of Common Stock being issued in the Exchange Offer in excess of the Maximum Aggregate Consideration. In that event, the Depositary Shares will be accepted for exchange in accordance with the acceptance priority levels specified in the table below (in numerical priority order) and may be subject to proration, as described in the Offer to Exchange. The value of the Common Stock offered in exchange for each Depositary Share (based on the Common Stock Average Price, determined as provided in the Offer to Exchange) will be equal to the applicable consideration per Depositary Share specified in the table below, and the number of shares of Common Stock issuable in exchange for each Depositary Share that this value represents will be equal to the applicable consideration per Depositary Share, divided by the Common Stock Average Price. The terms and conditions of the Exchange Offer are set forth in the Offer to Exchange (as amended or supplemented, the “Offer to Exchange”) and the accompanying Letter of Transmittal (as amended or supplemented, the “Letter of Transmittal”).

Acceptance Priority Level	CUSIP No. of Depositary Shares	Series of Preferred Stock Represented by Depositary Shares	NYSE Ticker Symbol	Aggregate Liquidation Preference Outstanding	Liquidation Preference per Depositary Share	Consideration per Depositary Share
1	060505815	Floating Rate Non-Cumulative Preferred Stock, Series E (“Series E Preferred Stock”)	BAC PrE	$2,025,000,000	$25	$16.25
2	060505583	Floating Rate Non-Cumulative Preferred Stock, Series 5 (“Series 5 Preferred Stock”)	BML PrL	$1,500,000,000	$25	$16.25
3	060505633	Floating Rate Non-Cumulative Preferred Stock, Series 1 (“Series 1 Preferred Stock”)	BML PrG	$630,000,000	$25	$15.00
4	060505625	Floating Rate Non-Cumulative Preferred Stock, Series 2 (“Series 2 Preferred Stock”)	BML PrH	$1,110,000,000	$25	$15.00
5	060505617	6.375% Non-Cumulative Preferred Stock, Series 3 (“Series 3 Preferred Stock”)	BML PrI	$810,000,000	$25	$17.00
6	060505740	6.625% Non-Cumulative Preferred Stock, Series I (“Series I Preferred Stock”)	BAC PrI	$550,000,000	$25	$17.50
7	060505724	7.25% Non-Cumulative Preferred Stock, Series J (“Series J Preferred Stock”)	BAC PrJ	$1,035,000,000	$25	$18.75
8	060505765	8.20% Non-Cumulative Preferred Stock, Series H (“Series H Preferred Stock”)	BAC PrH	$2,925,000,000	$25	$20.50
9	060505559	8.625% Non-Cumulative Preferred Stock, Series 8 (“Series 8 Preferred Stock”)	BML PrQ	$2,673,000,000	$25	$21.00

Certain terms used but not defined herein have the meanings assigned to them in the Offer to Exchange.

Only Depositary Shares validly tendered and not properly withdrawn prior to the Expiration Date, which is 12:00 midnight, New York City time, on June 24, 2009, unless extended, will be accepted for exchange.

The Company is requesting that you contact your clients for whom you hold Depositary Shares through your account with The Depository Trust Company (“DTC”) regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Depositary Shares through your DTC account, enclosed herewith are copies of the following documents:

1.	Offer to Exchange;

2.	Letter of Transmittal (together with accompanying Substitute Form W-9 and related Guidelines); and

3.	Letter that may be sent to your clients for whose accounts you hold Depositary Shares through your DTC account, which contains a form that may be sent from your clients to you with such clients’ instruction with regard the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date, unless extended or earlier terminated by the Company. The Exchange Offer is subject to certain conditions. Please see the section of the Offer to Exchange entitled “The Exchange Offer—Conditions to the Exchange Offer.”

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or agent’s message through the automated tender offer program (“ATOP”) of DTC in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, and the book-entry transfer procedures should be complied with, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Exchange.

The Company will not pay any fee, commission or expense to any broker or dealer or to any other persons (other than to the Exchange Agent and the Information Agent) in connection with the solicitation of tenders of the Depositary Shares pursuant to the Offer to Exchange. The Company will not pay or cause to be paid any transfer taxes payable on the transfer of the Depositary Shares to the Company, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

Additional copies of the enclosed materials may be obtained by calling the Information Agent toll-free at (800)-829-6551.

Very truly yours,

BANK OF AMERICA CORPORATION

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO EXCHANGE OR THE ACCOMPANYING LETTER OF TRANSMITTAL.